Exhibit 10.1

SECURED PROMISSORY NOTE

$250,000	February 20, 2007

FOR VALUE RECEIVED, Riaz Chauthani, an individual (“Borrower”), hereby promises to pay to the order of U.S. Dry Cleaning Corporation, a Delaware corporation (“Holder"), the sum of Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds and in lawful money of the United States of America as provided below.

1. Interest. Interest shall accrue on the outstanding principal balance of this Note from the effective date of this Note at the rate of six percent (6.00%) per annum until all amounts due under this Note are paid in full. Interest shall be calculated based upon a 360 day year, upon actual days elapsed.

2. Payments. Payments of principal or interest under this Note shall not be required until December 3, 2009 (the “Maturity Date”). Any payment made hereunder shall be credited first to interest then due and then to principal; and interest shall thereupon cease to accrue upon the principal so credited.

3. Default. This Note and all principal and interest payments to be made under this Note shall automatically become due and payable, without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are expressly waived by Borrower; if Borrower fails to make any payment within 30 days of the date required for such payment under this Note. If Borrower fails to make any payment within 30 days of the date required for such payment under this Note, then the outstanding principal amount of this Note and any accrued interest on this Note shall bear interest at the rate of 10.00% per annum (the “Default Rate”) until such payments are made in full. The rights of Holder under this Section 3 are in addition to any other rights and remedies which Holder may have.

4. Maturity Date. The outstanding principal balance of this Note, including all remaining accrued but unpaid interest thereon, shall become due and payable in full on the Maturity Date.

5. Optional Prepayments. All or part of the amounts outstanding under this Note may be prepaid at any time, at the option of Borrower, without premium, penalty or notice.

6. Manner of Payment. Payments of principal and interest shall be made in lawful money of the United States of America by check or wire transfer in funds immediately available at the place of payment to such account as Holder may designate in writing to Borrower. Any payments due hereunder which are due on a day which is not a business day shall be payable on the first succeeding business day and such extension of time shall be included in the computation of interest due hereunder.

7. Borrower's Waivers. Borrower expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

8. Maximum Interest. Notwithstanding any other provision of this Note, nothing herein shall require Borrower to pay, or Holder to accept, interest in an amount which subjects Holder to any penalty or forfeiture under applicable law, and in no event shall all of the charges payable hereunder (whether of interest or of such other charges which may or might be characterized as interest) exceed the maximum rate permitted to be charged under applicable law. Should Holder receive any payment which is or might be in excess of that permitted to be charged under applicable law, such payment shall have been, and shall be deemed to have been, made in error and shall be held as cash collateral for the indebtedness evidenced by this Note.

9. Assignment and Transfer. Holder may assign all or any portion of this Note at any time or from time to time without the consent of Borrower.

10. Costs of Collection. Borrower agrees to pay all costs and expenses, including the fees and expenses of any attorneys, accountants and other experts retained by Holder, which are expended or incurred by Holder in connection with (i) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (ii) any actions for declaratory relief in any way related to this Note; (iii) the protection or preservation of any rights of Holder under this Note; (iv) any actions taken by Holder in negotiating any amendment, waiver, consent or release of or under this Note; (v) Holder's participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving Borrower or any Affiliate of Borrower; or (vi) any refinancing or restructuring of the Note in the nature of a "work out" or in an insolvency or bankruptcy proceeding. Notwithstanding the foregoing, the Borrower shall not be obligated to pay costs or expenses expended or incurred by Holder described in clause (i) or (ii) if and to the extent that the Borrower prevails in any action, suit or proceeding initiated by Holder and which a court of competent jurisdiction determines was initiated or maintained by Holder in bad faith.

11. Extension of Time. Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing Holder's right to recourse against Borrower, which right is expressly reserved.

12. Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Governing Law. In all respects, including all matters of construction, validity and performance, this Note and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles thereof regarding conflicts of laws.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY THAT CERTAIN STOCK PLEDGE AGREEMENT (THE “STOCK PLEDGE AGREEMENT”) DATED AS OF THE DATE HEREOF. ADDITIONAL RIGHTS OF HOLDER ARE SET FORTH IN THE STOCK PLEDGE AGREEMENT.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the date first above written.

By: /s/Riaz Chauthani Riaz Chauthani